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                                   EXHIBIT 8

              OPINION AND CONSENT OF MARTIN, SNOW, GRANT & NAPIER
               AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE
                      TRANSACTION TO THE SHAREHOLDERS OF
                              BROXTON STATE BANK
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                                 July 16, 1996

   Board of Directors
   BROXTON STATE BANK
   P. O. Box 309
   Broxton, GA  31519

   Gentlemen:

        On June 4, 1996, Broxton State Bank ("Broxton"), and Broxton Interim, Inc. ("Interim") entered into an Agreement and Plan of Merger (the "Agreement"). Broxton is a state-chartered bank operating under the laws of Georgia. Interim is a Georgia corporation and wholly-owned subsidiary of Colony Bankcorp, Inc. ("Colony") formed solely for effecting the transaction contemplated in the Agreement.

        Under the terms of the Agreement, the outstanding shares of the common stock of Interim will be converted into 50,730 shares of $10.00 par value of the common stock of Broxton (except as otherwise provided in the Agreement) and the outstanding shares of Broxton common stock will be converted into the right of its shareholders to receive a number of shares of the $10.00 par value common stock of Colony as provided in the Agreement (and, in limited instances, cash, as provided in the Agreement). As a result, Interim will be merged with and into Broxton and Colony will own all (100%) of the issued and outstanding common stock of Broxton, as the surviving corporation to the merger.

        The federal income tax consequences of the transaction, as described below, are contingent upon and made with the understanding that the transaction will be consummated as contemplated in the Agreement. Accordingly, Colony will acquire and hold at least 80% of the outstanding common stock of Broxton after the transaction. Moreover, Broxton will receive at least 80% of the total consideration exchanged for its stock in Colony common stock. Upon consummation of the transaction, Broxton will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Broxton and Interim immediately prior to the transaction.

        All amounts paid by Broxton for any expenses of the transaction, including payments made to dissenting shareholders, will be considered assets held by Broxton immediately prior to the transaction. Further, after the consummation of the
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   Board of Directors
   July 16, 1996
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   transaction, Broxton will continue its historic business, (i.e., banking).
   None of Broxton's present shareholders will own any equity interest in Broxton, either directly or through attribution, after the transaction.

        Subject to the conditions described above, our opinion as to the federal income tax consequences of the Agreement is as follows:

        (a) The merger of Interim with and into Broxton will be a reorganization as defined by Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, (the "Code").

        (b) No gain or loss will be recognized by Broxton, as the surviving corporation, upon the receipt of the assets of Interim in exchange for all of the issued and outstanding common stock of Broxton.

        (c) No gain or loss will be recognized by Colony upon the receipt of the common stock of Broxton in exchange for common stock of Colony.

        (d) No gain or loss will be recognized to Interim on the transfer of its assets to Broxton in exchange of Broxton Common stock.

        (e) No gain or loss will be recognized by the shareholders of the Broxton common stock upon the exchange of such stock for Colony common stock as a result of the merger.

        (f) The tax basis of the common stock of Colony received by the Shareholders of Broxton pursuant to the merger will be the same as the adjusted tax basis of shares of common stock of Broxton exchanged therefore.

        (g) The basis in the hands of Broxton of the assets of Interim will be the same as the basis of such assets of Interim immediately prior to the proposed merger.

        (h) The holding period of the shares of common stock of Colony received by the shareholders of the common stock of Broxton will include the holding period of the shares of the common stock of Broxton exchanged therefore, provided the common stock of the shareholder of Broxton is held as a capital asset on the date the consummation of the merger.
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   Board of Directors
   July 16, 1996
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        (i)  The holding period of the assets of Interim in the hands of Broxton will include the period during which such assets were held by Interim.

        (j) Cash received by the holders of Broxton stock exercising their rights of dissent or cash received in lieu of fractional shares (in accordance with the Agreement) will be treated as amounts distributed in redemption of their shares or a distribution not essentially equivalent to a dividend and will be taxable under the provisions of Section 302 of the Code. As a result of the applicable rules attributing stock ownership among related individuals and entities in which they have an interest (e.g., partnerships, trusts, estates, corporations, etc.), it is possible Section 302 of the Code may not apply. In such case, the distribution will be treated either as a dividend or return of capital under Section 301 of the Code. Even if the distribution is treated as subject to Section 302 of the Code, any gain exceeding the basis of the redeemed stock may be taxable as either ordinary income or as capital gain, depending upon the circumstances of the individual shareholder.

        Again, our opinion is subject to the conditions described above. It is our recommendation that each of the shareholders of Bank consult their own tax advisors in order to make a personal evaluation of the federal income tax consequences as well as state or local tax consequences of the transaction.

                                    CONSENT
                                    -------

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Proxy Statement of Colony Bankcorp, Inc., included in the Registration Statement.

                                     Yours very truly,

                                     MARTIN, SNOW, GRANT & NAPIER


                                     BY:  /s/ C. Brown Edwards, Jr.
                                        -----------------------------
                                        C. BROWN EDWARDS, JR.